                                                                   EXHIBIT 2.2

                   STATE ELECTRICITY COMMISSION OF VICTORIA

                                      and

                             THE STATE OF VICTORIA

                                      and

                     PACIFICORP AUSTRALIA HOLDINGS PTY LTD

                                      and

                           PACIFICORP HOLDINGS, INC.



               ________________________________________________

                             Share Sale Agreement
                    relating to POWERCOR AUSTRALIA LIMITED
               ________________________________________________


                           Mallesons Stephen Jaques
                                  Solicitors
                              525 Collins Street
                              Melbourne VIC 3000
                                   Australia
                           Telephone: (03) 9619 0619
                           Facsimile: (03) 9614 1329
                       Reference: MELBOURNE/JAP/58197.01

THIS SHARE SALE AGREEMENT is made on 16 November 1995 between the following parties:

1. STATE ELECTRICITY COMMISSION OF VICTORIA of Level 5, 452 Flinders Street, Melbourne 3000 ("Seller");

2. The HONOURABLE ALAN ROBERT STOCKDALE in his capacity as Treasurer of the State of Victoria for and on behalf of the Crown in right of the State ("State");

3. PACIFICORP AUSTRALIA HOLDINGS PTY LTD ACN 068 231 005 of Level 50, 120 Collins Street, Melbourne, 3000 in its capacity as Buyer and Asset Buyer; and

4. PACIFICORP HOLDINGS, INC. of 700 NE Multnomah - 1600 POP, Portland, Oregon, United States of America ("Guarantor").

RECITALS:

A.    The Seller is the beneficial owner of the Shares.

B. The Seller agrees to sell (and procure the sale by the Nominees) and the Buyer agrees to buy, the Shares on the terms and conditions set out in this agreement.

C. The parties have agreed to effect the following transactions in the following sequence at Completion:

      (a) the Asset Buyer will, under the Asset Sale Agreement, purchase the Plant and Equipment and the Intellectual Property from the Company for $1,650,000,000;

      (b) the Company will pay a dividend from the retained earnings of the Company for the period ended on 30 June 1995 of $23,750,000 to the Seller;

      (c) the Company will pay a dividend from the earnings of the Company for the period after 1 July 1995 to the Seller;

      (d)   the Buyer will pay the Estimated Purchase Price to the Seller;

      (e) the Company will pay the Estimated State Equivalent Tax to the State;

      (f)   the Company will repay the SECV Loan; and

      (g)   the Company will repay the TCV Loan.

D. Immediately after the sale of the Shares, the Company will, under the Asset Purchase Agreement, purchase the assets acquired by the Asset Buyer under the Asset Sale Agreement.

E. Thus, if Completion occurs on 12 December 1995, the estimated total proceeds to the State and the Seller, including dividends from the profits of the Company for the year ended 30 June 1995 which were not provided for at 30 June 1995 (but excluding any working capital movements from signing to Completion) are set out as follows:

      (a)   Sale of Shares                                        $383,832,072

      (b)   Repayment of SECV Loan                                $466,704,000

      (c)   Repayment of TCV Loan                                 $553,953,629

      (d)   Payment of Estimated State Equivalent
            Tax on the sale of the Plant and
            Equipment and Intellectual Property                   $136,684,000

      (e)   Payment of dividends on the profits
            from the sale of the Plant and Equipment
            and Intellectual Property                             $583,094,000

      (f)   Payment of dividends on profits in the
            period after 1 July 1995                                     $ Nil

      (g)   Payment of dividends on pre-30 June 1995 profits       $23,750,000

      (h)   Payment of stamp duty                                   $2,302,993
                                                                $2,150,320,694
                                                                ______________

F. The State agrees to guarantee the obligations of the Seller under this agreement.

G. The Guarantor agrees to guarantee the obligations of the Buyer under this agreement.

THE PARTIES AGREE as follows:

                      1.  DEFINITIONS AND INTERPRETATION

1.1   DEFINITIONS

In this agreement:

"ADVISERS" means all of the advisers of the State or the Seller in relation to the sale of the Company and all other transactions contemplated by this agreement including without limitation, CS First Boston Australia Limited, KPMG, KPMG Corporate Finance (Vic.) Pty Ltd, Freehill Hollingdale & Page and Mallesons Stephen Jaques.

"ALLOCATION STATEMENT" means, in relation to the Company, any Statement which, for the purposes of section 117 or 137 of the Electricity Act, is an allocation statement pursuant to which any property, rights or liabilities of Electricity Services Victoria were vested in the Company and includes the Electricity Services Victoria allocation statement dated 29 September 1994 (as amended on 7 March 1995 and 7 August 1995) (the "ESV Allocation Statement").

"APPROVAL DATE" means the date on which the Company is able to give the Financial Assistance, being:

(a)   (where no application is made under section 205(12) of the Corporations
      Law) the first Business Day after the 21 day notice period referred to in section 205(12) has expired; or

(b) (where an application is or applications are made under section 205(12) of the Corporations Law) the first Business Day after:

      (1)   the application or each application has been withdrawn; or

      (2)   the Court has approved the giving of the Financial Assistance,

whichever applicable date first occurs.

"APPROVED SELL DOWN TRANSACTION" means the issue, transfer, sale or other disposal of:

(a) Equity Securities in the Buyer, the Company, a shareholder in the Buyer or any Group Member held by the Pacificorp Group to any person; or

(b) the assets or undertaking, or any substantial part of the assets or undertaking, of the Buyer, the Company, a shareholder in the Buyer or any Group Member held by the Pacificorp Group to any person, which takes place,

(c) after Completion (as that term is defined and used in the agreement) has occurred with respect to the sale of the issued share capital in each of Citipower Ltd, Eastern Energy Limited, Solaris Power Limited and Powercor Australia Ltd; or

(d)   with the prior written consent of the Treasurer, or

(e) to a person other than an Australian-based financial institution, investment company or pension or superannuation fund; or

(f) pursuant to the Buyer implementing the steps envisaged by the Buyer with respect to the proposed compliance with section 205 of the Corporations Law in accordance with this agreement and the sale of the Plant and Equipment and Intellectual Property to the Company under the Asset Purchase Agreement, provided:

(g) the issue, transfer, sale or other disposal of the Equity Securities does not form part of an initial public offering on a recognised stock exchange nor are any Equity Securities in the person to whom the assets or undertaking are sold, to be issued, transferred, sold or otherwise disposed of as part of an initial public offering on a recognised stock exchange; and

(h) the aggregate number of Equity Securities in the Company held by the Pacificorp Group does not reduce below 75% of the total number of Equity Securities in the Company or (as appropriate) the aggregate value of the assets or undertaking of the Company (calculated at book value, excluding intangibles, cash and short term marketable securities) held by the Pacificorp Group does not reduce below 75% of the total value of the assets or undertaking of the Company (calculated at book value, excluding intangibles, cash and short term marketable securities) .

"ASSET BUYER" means the Buyer in its capacity as Asset Buyer under the Asset Sale Agreement.

"ASSET SALE AGREEMENT" means the agreement so titled of today's date between the Company and the Asset Buyer under which the Asset Buyer shall acquire the Plant and Equipment and the Intellectual Property.

"ASSET PURCHASE AGREEMENT" means the agreement so titled to be entered into between the Asset Buyer and the Company under which the Company shall purchase the assets acquired by the Asset Buyer under the Asset Sale Agreement.

"ASSOCIATE" has the meaning given to that term in the Electricity Act.

"AUDITOR-GENERAL" means the Auditor-General for the State.

"AUTHORISATION" includes:

(a) any consent, registration, filing, agreement, notarisation, certificate, licence, approval, permit, authority or exemption from, by or with a Governmental Agency; and

(b) in relation to anything which may be proscribed or restricted in whole or in part by law or otherwise if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, registration or other notification of anything, the expiration of that period without the intervention or action by that Governmental Agency.

"BASE RATE" means, in respect of a given date, the rate percent per annum which is described as the "Average Mid Rate" and appears on the page entitled "BBSW" on the Reuters Monitor System at or about 10.00 am (Melbourne time) on that date for a bank accepted bill of exchange having a tenor of 30 days.

"BORROWING ACT" means the Borrowing and Investment Powers Act 1987.

"BUSINESS" means the businesses of the distribution of electricity, the retail sale of electricity and the provision of related field, technical and engineering services carried on by the Company in the State of Victoria.

"BUSINESS DAY" means a day on which banks are open for business in Melbourne, excluding a Saturday or a Sunday or a public holiday.

"BUYER" means Pacificorp Australia Holdings Pty Limited ACN 068 231 005.

"BUYER'S WARRANTIES" means the warranties and representations of the Buyer set out in clause 8.1.

"COMPANY" means POWERCOR AUSTRALIA LIMITED ACN 064 651 109.

"COMPANY'S FUND" means that part of the Victorian Electricity Industry Superannuation Fund which relates to the Company.

"COMPLETION" means completion of the sale and purchase of the Shares under clause 5.


"COMPLETION DATE" means the first Business Day after the Approval Date, or such other date as may be agreed in writing between the parties.

"COMPLETION DATE PAYMENTS" means the payments to be made on the Completion Date under clause 4.2(b).

"CONTROL" has the same meaning as that in parts 3.6 and 3.7 of the Corporations Law.

"CONTROLLING GROUP MEMBER" has the meaning given to that term in clause
5.6(c)(4).

"DATA ROOM DOCUMENTATION" means all documentation referred to in schedule 2.

"DEPOSIT" means $50,000,000.

"DISCLOSURES" means the information described in schedule 2.

"DISPOSE OF" includes transfer, sell or otherwise dispose of any right, title or interest in or otherwise allow any person to acquire a Relevant Interest in, but does not include the giving of any Security Interest to a bank or other financial institution.

"DISTRIBUTION LICENCE" means the distribution licence issued to the Company by the Office of the Regulator-General on 3 October 1994, as amended on 7 August 1995.

"DOLLARS" "A$" and "$" means the lawful currency of the Commonwealth of Australia.

"DRAFT BALANCE SHEET" means the:

(a) unaudited draft balance sheet of the Company as at 30 September 1995 based on accounts prepared by management of the Company; and

(b) any notes attached to and forming part of that balance sheet, a copy of which is set out in annexure C.

"DUTY" means any stamp, transaction or registration duty or similar charge imposed by any Governmental Agency and includes, but is not limited to, any interest, fine, penalty, charge or other amount imposed in respect of the above, but excludes any Tax.

"ELECTRICITY ACT" means the Electricity Industry Act 1993.

"EMPLOYEES" means those employees engaged in the Business as at Completion.

"ENERGY LEVY ORDER" means any order made under section 158B of the Electricity Act.

"EQUITY SECURITIES" means, in relation to a company, fully or partly paid shares in the capital of that company (including stock), options in respect of or rights to subscribe for any such shares, securities (debt or equity) convertible into or exchangeable for any such shares, and equity securities the income and/or capital rights of which are determined by reference to the income and/or capital rights of any such shares in the company (together with options to subscribe for any such securities and securities convertible into or exchangeable for any such securities).

"ESTIMATED PURCHASE PRICE" means $383,832,072, being the estimated amount of the Purchase Price under clause 4.1(a)(1), subject to adjustment under clause 4.1(a)(4) or 4.1(b)(3).

"ESTIMATED STATE EQUIVALENT TAX" has the meaning given to that term in clause 10.8.

"ESV ALLOCATION STATEMENT" has the meaning given that term in the definition of "Allocation Statement".

"FINANCIAL ASSISTANCE" means the financial assistance which the Company may give for the purpose of, or in connection with, the acquisition by the Buyer of the Shares, the procedure relating to which has been agreed between the parties.

"GOVERNMENTAL AGENCY" means the government of any country or any state, territory, municipality or other political subdivision of a country, and any minister, administrative or judicial body, department, commission, authority, instrumentality, tribunal, agency or entity of any such government.

"GROUP" means, in relation to each shareholder in the Buyer or the Asset Buyer (and each person who holds a beneficial interest in the shares held by that shareholder) ("first named person"):

(a)   the Ultimate Holding Vehicle of that first named person; and

(b) every person interposed between that Ultimate Holding Vehicle and the first named person,

with each such vehicle, person or corporation being a "Group Member".

"INTELLECTUAL PROPERTY" means rights to all patents, copyrights and designs used in the business of the Company, and includes:

(a)   rights under licence in respect of such patents, copyrights or designs;
      and

(b) equitable rights in respect of such patents, copyrights or designs or such licences.

"JUNE ACCOUNTS" means the financial statements of the Company comprising:

(a)   the audited balance sheet of the Company as at 30 June 1995;

(b) the audited profit and loss account and statement of cash flows of the Company for the period 11 May 1994 to 30 June 1995; and

(c)   any notes attached to and forming part of those financial statements,

a copy of which is set out in annexure A.


"LICENCES" means the Distribution Licence and the Retail Licence.

"NOMINEES" means Messrs Greaves, Drewett, Coughlin and McMahen.

"OFFICER" means a director or secretary of the relevant party or Company (as the case may be).

"PACIFICORP GROUP" means the Guarantor and any wholly owned or wholly Controlled entity of the Guarantor.

"PLANT AND EQUIPMENT" means all:

(a)   plant, equipment and articles owned by the Company; and

(b) (in relation to all land which is not owned by the Company) structures permanently affixed to land and other improvements to land owned by the Company (but not the land itself),

including without limitation all electricity transmission and distribution lines, power poles, underground cables, stations, substations, switch yard equipment and all other plant and equipment used in the reticulation, transformation or metering of electrical power which, in its ordinary use, is located in a fixed position wherever located, but excludes motor vehicles and mobile plant owned or leased by the Company and, for the avoidance of doubt, does not include capital works in progress.

"POWER" means any right, power, authority, discretion or remedy conferred on the parties by this agreement or any applicable law.

"PROHIBITED INTEREST" has the meaning given to that term in the Electricity Act (as modified by the draft regulations set out in schedule 5).

"PURCHASE PRICE" means the price payable for the Shares under clause 4.1.

"RELEVANT AGREEMENT" has the meaning given to that term in the Electricity
Act.

"RELEVANT INTEREST" has the meaning given that expression in the Corporations
Law.

"RETAIL LICENCE" means the retail licence issued to the Company by the Office of the Regulator-General on 3 October 1994 as amended on 7 August 1995.

"SALES TAX AGREEMENT" means the sales tax agreement to be entered into between the Seller and the Company in substantially the same form as set out in annexure D.

"SECURITY INTEREST" means  an interest or power:

(a) reserved in or over an interest in any asset including, but not limited to, any retention of title; or

(b) created or otherwise arising in or over any interest in any asset under a bill of sale, mortgage, charge, lien, pledge, trust or power,

by way of security for the payment of a debt or any other monetary obligation or the performance of any other obligation and includes, but is not limited to, any agreement to grant or create any of the above.

"SECV LOAN" means any liability pursuant to sections 121 and 141 of the Electricity Act (on such terms and conditions as apply on the Completion Date) of the Company to the Seller arising as a result of a direction given by the Treasurer under sub-sections 153W(1) or (2) of the Electricity Act (which on the Completion Date shall not exceed $466,704,000).

"SELLER'S WARRANTIES" means the warranties and representations of the Seller set out in schedule 1.

"SHARES" means the five issued ordinary shares of $1.00 each in the capital of the Company.

"STATE EQUIVALENT TAX" means such amounts due to the Treasurer under section 88(1)(a) of the State Owned Enterprises Act 1992 in respect of tax (not being sales tax) that would be payable by the Company if it were liable to pay taxes under the law of the Commonwealth.

"TARGET GROUP MEMBER" has the meaning given to that term in clause 5.6(c)(4).

"TARIFF ORDER" means any order made under section 158A of the Electricity Act.

"TAX" means any tax, levy, charge, impost, duty, fee, deduction or withholding which is assessed, levied, imposed or collected by any State Governmental Agency and includes, but is not limited to any interest, fine, penalty, charge, fee or any other amount imposed on, or in respect of, any of the above and any amount imposed under section 88 of the State Owned Enterprises Act 1992 but excludes:

(a)   any Duty; and

(b)   the SECV Loan.

"TCV" means Treasury Corporation of Victoria.

"TCV LOAN" means the amount specified in clause 5.9(a)(2).

"THIRD PARTY CLAIM" has the meaning given to that term in clause 11.3.

"TREASURER" means the Treasurer of the State of Victoria.

"ULTIMATE HOLDING VEHICLE" means:

(a) in relation to a body corporate, the same meaning as that given to "Ultimate Holding Company" in the Corporations Law; and

(b) in relation to any other investment vehicle (trust or otherwise), the person who Controls that investment vehicle and is itself not Controlled by any person.

1.2   INTERPRETATION

In this agreement, unless the context otherwise requires:

(a) headings and underlinings are for convenience only and do not affect the interpretation of this agreement;

(b)   words importing the singular include the plural and vice versa;

(c)   words importing a gender include any gender;

(d) other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

(e) an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and any Governmental Agency;

(f) a reference to a clause, party, annexure, exhibit or schedule is a reference to a clause of, and a party, annexure, exhibit and schedule to, this agreement and a reference to this agreement includes any annexure, exhibit and schedule;

(g) a reference to a statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing it, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under that statute;

(h) a reference to a document includes all amendments or supplements to, or replacements or novations of, that document;

(i) a reference to a party to a document includes that party's successors and permitted assigns;

(j) where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day;

(k) no rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of this agreement or any part of it;

(l) a covenant or agreement on the part of two or more persons binds them jointly and severally;

(m) a reference to an agreement other than this agreement includes an undertaking, agreement or legally enforceable arrangement or understanding whether or not in writing;

(n) a reference to an asset includes all property of any nature, including, but not limited to, a business, and all rights, revenues and benefits;

(o) a reference to a document includes any agreement in writing, or any certificate, notice, instrument or other document of any kind;

(p) a reference to liquidation includes appointment of an administrator, compromise, arrangement, merger, amalgamation, reconstruction, winding-up, dissolution, assignment for the benefit of creditors, scheme, composition or arrangement with creditors, insolvency, bankruptcy, or any similar procedure or, where applicable, changes in the constitution of any partnership or person, or death;

(q) terms used in this agreement and defined in the Corporations Law at the date of this agreement have the meanings given to them in the Corporations Law at that date;

(r) the benefit of this agreement to the extent it relates to any undertaking given by the Buyer to the State in relation to its contributions to the Company's Fund, shall be held by the State beneficially for itself and as trustee for all other contributing employers to, and the trustee of, that Fund; and

(s) the benefit of this agreement to the extent it relates to a representative of the Company or an Adviser, shall be held by the State beneficially for itself and as trustee for that representative or Adviser (as the case may be).

                             2.  SALE AND PURCHASE

2.1   SALE OF SHARES

Subject to the terms of this agreement, the Seller must sell (and procure the Nominees to sell) free of Security Interests and other third party rights and the Buyer must buy the Shares for the Purchase Price on Completion.

2.2   TREASURER'S APPROVAL

For the purposes of section 12A(1)(e) of the State Electricity Commission Act 1958, the Treasurer (in his capacity as such) hereby approves the sale of the Shares by the Seller on and subject to the terms of this agreement.

2.3   METHOD OF PAYMENT

All payments to be made under this agreement must be made by bank cheque or in such other immediately available funds as may be agreed in writing between the Seller and the Buyer.

2.4   PROFIT ENTITLEMENT

The Seller shall be entitled to all accumulated profits (after State Equivalent Tax) of the Company in respect of the period up to and including 30 June 1995 and accordingly, the Seller shall procure, to the extent it has not already been done, that the Company declares and pays a dividend in an amount equal to that profit entitlement, on or before the Completion Date.

2.5   DIVIDEND PAYMENT

The Buyer shall be entitled, at any time before the date which is 5 Business Days before Completion, to notify the Seller that it wishes the Company to declare and pay to the Seller a dividend out of the profit (after State Equivalent Tax), including all profits on the sale of the Plant and Equipment and Intellectual Property, in respect of the period on and from 1 July 1995. The Seller shall procure that the board of directors of the Company declares and pays to the Seller, to the maximum extent permissible under the Corporations Law, the amount of the dividend so notified. Save for the dividend to be paid to the Seller as contemplated under this clause, any dividend which is provided for in the June Accounts and the dividend referred to in Recital E(g) no dividend or other distribution of profits or capital has been declared or made to the Shareholders in the Company on or since 1 July 1995 nor will be declared or made prior to Completion.

2.6   SECTION 205

The Seller shall pass, and procure that the Nominees ensure that the Company passes resolutions in relation to obtaining all approvals, authorisations or other requirements set out in section 205 of the Corporations Law in a form proposed by the Buyer and agreed to by the Seller.

                                  3.  DEPOSIT

3.1   PAYMENT

If Completion does not occur on 12 December 1995 then the Buyer must, on that date, pay to the Seller the Deposit, unless the failure to Complete arises solely because of:

(a) a Court failing to make an order under section 205(13) of the Corporations Law if a person not associated with the Buyer makes an application under section 205(12) of the Corporations Law with respect to the Financial Assistance;

(b) the Foreign Investment Review Board or the Treasurer (after being given by the Buyer all necessary information and notices in a timely and proper manner) failing to provide an Authorisation required (or reasonably necessary) to complete the purchaser of the Shares; or

(c) a default by the State or the Seller in meeting their obligations to complete under this agreement.

If any of the reasons specified in (a), (b) or (c) above cease to prevent Completion occurring then the Buyer must, on the first Business Day after the reason ceases to prevent Completion occurring, pay to the Seller the Deposit.

3.2   NON-REFUND

The Deposit shall be refunded to the Buyer (and the Seller must refund the Deposit) if the State exercises its right to terminate this agreement under clause 5.7 and the Buyer is not in breach of this agreement.

3.3   NOTICE OF TERMINATION FOR BREACH

If the Buyer does not pay to the Seller the Deposit as required under clause 3.1, then the State may, at any time after 12 December 1995 give written notice (the "First Notice") to the Buyer that it may terminate this agreement (and the Asset Sale Agreement and Asset Purchase Agreement) by a further notice in writing to the Buyer, if the Buyer does not pay the Deposit (together with interest calculated in accordance with clause 4.3) within three Business Days of receipt of the First Notice by the Buyer.

3.4   AUTOMATIC TERMINATION

If the Deposit and interest is not paid within such period then, the Seller may at any time after the expiration of the three Business Day period terminate this agreement promptly by notice in writing to the Buyer. On termination of this agreement, the Asset Sale Agreement and the Asset Purchase Agreement shall automatically terminate.

3.5   REMEDIES

If this agreement is terminated under this clause then in addition to any other rights provided by law, the Seller retains the rights it has against the Buyer, including without limitation, the right to claim and recover damages for loss of profit.

                        4.  PURCHASE PRICE AND PAYMENTS

4.1   AMOUNT

The price ("Purchase Price") payable for the Shares is as follows:

(a)   the sum of:

      (1)   $383,832,072;\

      (2) the amount (if any) by which the State Equivalent Tax paid by the Company for the period commencing on and from 1 July 1995 and ending on the Completion Date is less than the Estimated State Equivalent Tax for the equivalent period; and

      (3) an amount (if any) equal to the amount by which the aggregate Victorian Duty paid by the Company, Asset Buyer or the Buyer in respect of:

            (i) the sale of the Plant and Equipment and Intellectual Property from the Company to the Asset Buyer under the Asset Sale Agreement and the sale of assets by the Asset Buyer to the Company under the Asset Purchase Agreement;

            (ii)  the sale of Shares under this agreement; and

            (iii) financing relating to the foregoing (if any),

            is less than $2,302,993;  and

      (4) the amount (if any) by which any dividend declared and paid pursuant to clause 2.5 is less than $583,094,000,

less

(b)   the sum of:

      (1) the amount (if any) by which the State Equivalent Tax paid by the Company for the period commencing on and from 1 July 1995 and ending on the Completion Date exceeds the Estimated State Equivalent Tax for the equivalent period; and

      (2) an amount (if any) equal to the amount by which the aggregate Victorian Duty paid by the Company, Asset Buyer or the Buyer in respect of:

            (i) the sale of the Plant and Equipment and Intellectual Property from the Company to the Asset Buyer and the sale of assets by the Asset Buyer to the Company under the Share Purchase Agreement;

            (ii)  the sale of Shares under this agreement;  and

            (iii) financing relating to the foregoing (if any),

            exceeds $2,302,993;  and

      (3) the amount (if any) by which any dividend declared and paid pursuant to clause 2.5 exceeds $583,094,000.

4.2   PAYMENTS

(a) Subject to clause 3.1, on 12 December 1995 the Buyer will pay to the Seller the Deposit.

(b) On the Completion Date, the Buyer and the Company will make the following payments:

      (1) the Company will pay any dividend pursuant to clause 2.5 to the Seller (the "Dividend Payment");

      (2) the Company will pay the Estimated State Equivalent Tax to the State;

      (3) the Buyer will pay the Estimated Purchase Price to the Seller (less any Deposit paid);

      (4) the Company will repay the SECV Loan pursuant to clause 5.9 (the "SECV Loan Payment"); and

      (5) the Company will repay the TCV Loan and other amounts owing to TCV pursuant to clause 5.9 (the "TCV Loan Payment").

(c)   Within 7 days after payment of both the Duty payable pursuant to clause
      14.3 and the State Equivalent Tax payable pursuant to clause 10.8, the Buyer will provide written notice, and evidence, to the Seller that those payments have been made. The Buyer or the Seller (as appropriate) must, within 7 days after the notice referred to above is provided, pay the amount of the adjustment to the Purchase Price under clause 4.1 to the other party.

4.3   INTEREST

If:

(a) any party or the Company fails to pay any sum payable by it under this agreement at the time and otherwise in the manner provided in this agreement, that party must pay interest on that sum from the due date of payment until that sum is paid in full;

(b) the Buyer or the Seller is obliged to pay money under clause 4.2(c), the Buyer or Seller (as the case may be) must pay interest on that sum from the Completion Date until that sum is paid in full; or

(c) Completion does not occur on the first Business Day after the Approval Date due to the fault of the Buyer, the Buyer must pay interest on the Estimated Purchase Price (less the Deposit paid) from that Business Day until that sum is paid in full, at the rate equal to the Base Rate plus 4%. The parties acknowledge and agree that if Completion does not occur on 12 December 1995 solely because an application is made under section 205(12) of the Corporations Law in respect of the Financial Assistance, then the Buyer must pay interest on the Estimated Purchase Price (less the Deposit paid) from that date until the sum is paid in full at the rate equal to the Base Rate. Interest accrues from day to day and is payable on demand.

                                5.  COMPLETION

5.1   DATE FOR COMPLETION

The actions required on the Completion Date, including Completion shall commence at 10 am on the Completion Date at the office of the Seller's solicitors, Mallesons Stephen Jaques, 28th Floor, 525 Collins Street, Melbourne.

5.2   COMPLETION DATE ACTIONS

On the Completion Date, the following actions shall be taken and shall be presumed to have occurred in the order listed:

(a)   completion under the Asset Sale Agreement;

(b)   the Dividend Payment;

(c) Completion under this Agreement including payment of the Estimated Purchase Price;

(d)   payment of the Estimated State Equivalent Tax;

(e)   the TCV Loan Payment; and

(f)   the SECV Loan Payment.

5.3   DELIVERY OF DOCUMENTS

At Completion, the Seller must:

(a)   deliver to the Buyer share certificates for the Shares;

(b) deliver to the Buyer completed transfers of the Shares to the Buyer in registrable form, executed by the Seller and, where applicable, the Nominees;

(c) deliver to the Buyer the certificate of incorporation, common seal and all statutory, minute and share certificate books of the Company;

(d) deliver to the Buyer the written resignations of all directors of the Company except those directors whom the Buyer notifies the Seller no later than five Business Days before the Completion Date that it wishes to retain, to be effective on the appointment of the directors to be appointed at the Board meeting to be convened under clause 5.4;

(e) make available to the Buyer at the respective offices or places of business of the Company:

      (1)   all ledgers, journals and books of account of the Company;

      (2) all cheque books of the Company and a list of all bank accounts maintained by the Company; and

      (3) all documents in the possession of the Company relating to the ownership and use of the assets of the Company;

(f) deliver to the Buyer copies of the Distribution Licence and the Retail Licence; and

(g) deliver to the Buyer one counterpart of the Sales Tax Agreement duly executed by the Seller.

5.4   FIRST MEETING

At Completion, the Seller must ensure that a meeting of the directors or shareholders (as appropriate) of the Company is convened and conducts the following business:

(a) approval of the registration of the Buyer or its nominee as the holder of the Shares in the books of the Company, subject to the payment of Duty on the transfer of the Shares;

(b) appointment of the nominees of the Buyer as directors of the Company with effect from the close of the meeting;

(c) revocation of all existing mandates for the operation of bank accounts of the Company and approval of new mandates in favour of the officers of the Company nominated by the Buyer;

(d) acceptance of the resignations of the existing directors (except those directors to be retained as notified to the Seller under clause 5.3(d)), with effect from the close of the meeting; and

(e) adoption of memorandum and articles of association prepared by the Buyer.

5.5   SECOND MEETING

At Completion, the Seller and the Buyer must ensure that a meeting of the directors or shareholders (as appropriate) of the Company is convened following the meeting referred to in clause 5.4, and conducts the following business:

(a) such action as may be required to facilitate the Buyer's financing for this transaction; and

(b)   authorising the dividend contemplated by this agreement.

5.6   BUYER'S OBLIGATIONS AT COMPLETION

At Completion the Buyer must:

(a) pay the Seller the Estimated Purchase Price and procure that the Company pays the remaining Completion Date Payments pursuant to clause 4.2(b);

(b) deliver to the State covenants (in form and substance satisfactory to the State) from each shareholder in the Buyer (and each person who holds a beneficial interest in the shares held by that shareholder) (not being a person who holds that interest by virtue of its shareholding or investments in an Ultimate Holding Vehicle listed on a recognised stock exchange) that it will not, except with the prior written consent of the Treasurer, for two years after the Completion Date:

      (1) create, grant or issue any Equity Securities in the Buyer (except to the shareholders of the Buyer, where the relative percentage beneficial ownership of shares in the Buyer (as they exist as at the Completion Date) are maintained);

      (2)   dispose of any Equity Securities in the Buyer;

      (3) transfer, sell or otherwise dispose of any right, title or interest in the whole or any substantial part of the undertaking or assets of the Buyer,

      provided that nothing in this clause 5.6(b) shall prohibit an Approved Sell Down Transaction (and the covenants referred to in this clause may be so limited);

(c) deliver to the State in respect of each Group, covenants (in form and substance satisfactory to the State) from each Group Member (not being a Group Member who holds that interest by virtue of its shareholding or investment in an Ultimate Holding Vehicle listed on a recognised stock exchange), that it will not, except with the prior written consent of the Treasurer, for two years after the Completion Date:

      (1) create, grant or issue (or permit the creation, grant or issue of) any Equity Securities, units or other interests in any Group Member it Controls; or

      (2) dispose of any Equity Securities, units or other interests in any Group Member it Controls;

      (3) transfer, sell or otherwise dispose of any right, title or interest in the whole or any substantial part of the undertaking or assets of any Group Member it Controls,

      unless

      (4) it (the "Controlling Group Member") is able to show to the Treasurer, that the book value at cost of the Group's investment in the Buyer constitutes less than 50% of the book value at cost of the total assets (excluding intangibles, cash and short term marketable securities) of the Group Member it Controls ("Target Group Member"),

      in which event

      (5) the Controlling Group Member may dispose of up to 49.9% of the Target Group Member (or 49.9% of the Target Group Member after allowing for full dilution on the creation, grant or issue of any Equity Securities, units or other interests in the Target Group Member); and

      (6) where the Controlling Group Member is the Ultimate Holding Vehicle of the Target Group Member, any restriction that might otherwise be imposed on the shareholders or investors in that vehicle shall not apply, provided that nothing in this clause 5.6(c) shall prohibit an Approved Sell Down Transaction (and the covenants referred to in this clause may be so limited);

(d) procure that the Asset Buyer delivers to the State the same covenants in respect of each of its shareholders (and each person who holds a beneficial interest in the shares held by that shareholder) and Group Members as those to be delivered by the Buyer under paragraphs (b) and
      (c) above (mutatis mutandis),

      provided that nothing in this clause 5.6(d) shall prohibit an Approved Sell Down Transaction (and the covenants referred to in this clause may be so limited); and

(e) deliver to the Seller one counterpart of the Sales Tax Agreement duly executed by the Company.

5.7   TERMINATION BY LAPSE OF TIME

If:

(a) this agreement has not already been terminated by the State under clause 3.3; and

(b) Completion has not occurred on or before 28 February 1996 (or such other date as the parties may have agreed in writing),

then either the Buyer on the one part or the State on the other part may, if not in breach of this agreement, give written notice to the other of its intention to terminate this agreement (and the Asset Sale Agreement and Asset Purchase Agreement) after three Business Days of receipt of the notice. After such notice has been delivered both parties shall use their best efforts to reach Completion within the three day notice period. If Completion does not occur within such period then this agreement, the Asset Sale Agreement and the Asset Purchase Agreement shall automatically terminate on expiration of the three Business Day notice period.

5.8   REMEDIES

If this agreement is terminated under clause 5.7 then in addition to any other rights provided by law:

(a) each party is released from its obligations to continue performance under this agreement except those imposing obligations of confidentiality; and

(b) each party retains the rights it has against any other party in respect of any past breach.

5.9   REPAYMENT OF LOANS

At Completion:

(a) the Buyer shall ensure that the Company has available to it sufficient funds to repay, and the Buyer shall procure that the Company repays:

      (1)   the SECV Loan; and

      (2)   in respect of the TCV Loan, either:

            (A) (if Completion occurs on 12 December 1995), $553,953,629 (being the TCV Loan); or

            (B) (if Completion does not occur on 12 December 1995), $553,953,629 together with interest accrued on that amount, at the Cash Rate plus 0.05 per cent per annum, reset and compounded daily from and including 13 December 1995 to the Completion Date;

(b) the Buyer shall ensure that the Company has available to it sufficient funds to pay and the Buyer shall procure that the Company pays (or the Seller, as the case may be, shall pay) the following payments:

      (1) if on the Completion Date the outstanding level of cash advances made by TCV for working capital requirements exceeds the money standing to the credit of the Company with TCV in respect of dealings with TCV on or after the date of this agreement), then the Company must pay to TCV the amount of the excess;

      (2) if on the Completion Date the level of money standing to the credit of the Company with TCV exceeds the outstanding level of cash advances made by TCV for working capital requirements in respect of dealings with TCV on or after the date of this agreement, then TCV must pay to the Company the amount of the excess;

      (3)   all Accrued Interest; and

      (4) all outstanding TCV administration fees (being an amount per month not to exceed $13,750); and

(c) the State shall deliver to the Buyer a full discharge and release in respect of the SECV Loan, the TCV Loan, any other amounts owing to TCV and any liability to the Treasurer under section 121 or section 141 of the Electricity Act.

5.10  DEFINITIONS

For the purposes of clause 5.9:

(a) a certificate signed by an officer of TCV stating the aggregate amount of such cash advances, all accrued interest and all TCV administration fees is, in the absence of manifest error, conclusive evidence of that value;

(b) "ACCRUED INTEREST" means in respect of transactions with TCV after the date of this agreement, the net amount of interest which has accrued but remains unpaid to the account of TCV or the Company from the date of this agreement to the Completion Date. For the purposes of calculating the accrued interest:

      (1) all interest shall be calculated each day on the balance owing to TCV or the Company;

      (2) where on the relevant day there is a cash advance owing from the Company to TCV, the interest rate shall be the Cash Rate plus 0.05 per cent per annum;

      (3) where on the relevant day there is a deposit from the Company to TCV, the interest rate shall be the Cash Rate less 0.05 per cent per annum; and

      (4) the aggregated amount of daily interest payable or received shall be paid by TCV or the Company (as appropriate) on the last day of each calendar month prior to Completion and at Completion (in respect of the period from the first day of the month in which Completion occurs to the day of Completion); and

(c) "CASH RATE" means on the relevant date, the rate per cent per annum determined by TCV by taking the rates quoted on the page entitled "IIAM" on the Reuters Monitor System at or about 11am (Melbourne time).

                              6.  INTERDEPENDENCY

6.1   INTERDEPENDENCY BETWEEN AGREEMENTS

For the avoidance of doubt the parties acknowledge and agree:

(a) the Buyer shall not be obliged to complete this agreement if the Company fails to complete under, or is otherwise in breach of, the Asset Sale Agreement immediately before Completion; and

(b) that once Completion under this agreement and the Asset Sale Agreement have occurred, as a chronological sequence of events, all deliveries and payments will be deemed to have taken place in the order in which they occurred.

                          7.  AUDITOR-GENERAL REVIEW

7.1   AUDIT BY AUDITOR-GENERAL

The Buyer acknowledges that financial statements as nominated by the Treasurer for the period from 1 July 1995 until 30 September 1995 may be audited by the Auditor-General (or his agent) and/or reviewed by independent accountants appointed by the Treasurer ("Treasurer's Accountants"), who may publish accounts for any period up to and including 30 September 1995 or publish his (or their) report on such accounts.

7.2   ACCESS TO BOOKS

The Buyer must grant, and procure that the Company grants, the Auditor-General and the Treasurer's Accountants (and/or the agents of any of them) full and free access at all reasonable times to those employees of the Company whose knowledge or information is needed by the Auditor-General and/or the Treasurer's Accountants (and/or the agents of any of them) and to all books, records and other data pertaining to the Company, in order to enable the Auditor-General and/or the Treasurer's Accountants to conduct his (or their) audit(s).

                            8.  BUYER'S OBLIGATIONS

8.1   BUYER'S WARRANTIES

The Buyer represents and warrants to the Seller and the State as at:

(a) the date of this agreement and the Completion Date that, except as set out in schedule 4, no person has any legal or beneficial interest (or obligation (actual, contingent or otherwise) to acquire a legal or beneficial interest) in:

      (1)   the capital of the Buyer or the Asset Buyer; or

      (2) (in relation to each shareholder in the Buyer and the Asset Buyer which is not listed on any recognised stock exchange) the capital of each Group Member;

(b) the date of this agreement and the Completion Date that, annexure B sets out complete and accurate details of all agreements, arrangements or understandings to which Group Members or shareholders in the Buyer or the Asset Buyer (or each person who holds a beneficial interest in the shares held by that shareholder) are a party which have (directly or indirectly) an impact on or relate to:

      (1) the financial and operating policies or management of the Company or the Business;

      (2)   the activities of the Company as a licensee; or

      (3)   the exercise of any voting power in another Group Member.

(c) the date of this agreement and the Completion Date that, it has the corporate power to enter into this agreement and has taken all necessary action (including obtaining all shareholder approvals and Authorisations) to authorise the execution, delivery and performance of this agreement;

(d) the date of this agreement and the Completion Date, that, the agreement constitutes a legally valid and binding obligation of the Buyer enforceable in accordance with its terms;

(e) the date of this agreement and the Completion Date that, it will on 12 December 1995 and at Completion have sufficient funds available to it to pay the Estimated Purchase Price and otherwise satisfy its obligations on Completion;

(f) the date of this agreement and the Completion Date that, the execution, delivery and performance of this agreement (and, subject to the resolutions relating to the Financial Assistance being passed and no successful application being made under section 205(12) of the Corporations Law, the giving of the Financial Assistance) will not violate any provision of:

      (1) any law, regulation, order, rule or decree of any Governmental Agency of the Commonwealth of Australia or any state or territory or any recognised stock exchange on which its shares or the shares of any related body corporate are listed;

      (2) the memorandum or articles of association (or equivalent constituent documentation) of the Buyer or the Asset Buyer; and

      (3) any security agreement, deed, contract, undertaking or other instrument to which the Buyer or the Asset Buyer is a party or which is binding on it and does not and will not result in the creation or imposition of any security over any of its assets pursuant to the provision of any such security agreement, deed, contract, undertaking or other instrument;

(g)   as at the Completion Date that:

      (1) neither it nor any of its Associates will hold a Prohibited Interest; and

      (2) it is not aware of any fact, matter or circumstance (including without limitation any pending or contemplated Relevant Agreement to which it or any of its Associates is or may be a party) which might, after the Completion Date, result in the Company acquiring a Prohibited Interest; or the Buyer or any Associate of the Buyer holding a Prohibited Interest; and

(h) as at the date of this agreement it has (and on the Completion Date it will have) disclosed to the State complete and accurate details of all Relevant Agreements to which it or any of its Associates is or may be a party under which a Prohibited Interest has or may be acquired.

8.2   CERTIFICATION

Subject to clause 8.1(h), the Buyer must before Completion apply to the Treasurer for a certificate from him, setting out whether or not, based on the information disclosed to him, the Buyer and any Associate of the Buyer holds a Prohibited Interest.

8.3   CONTINUED HOLDING

Except with the prior written consent of the Treasurer, for the period from the date of this agreement to the Completion Date and for the period of 2 years commencing on the Completion Date, the Buyer must not, and must cause the Company not to:

(a) create, grant or issue any Equity Securities in the Company to any person (except to the shareholders of the Company listed in schedule 4 where the relative percentage beneficial ownership of shares in the Company (as set out in schedule 4) are maintained);

(b) dispose of the Shares or any Equity Securities in the Company to any person; or

(c) transfer, sell or otherwise dispose of any right, title or interest in the whole or any substantial part of the distribution or retail business of the Company, provided that this shall not prohibit the Buyer creating any security in relation to any bona fide loan or debt, provided that nothing in this clause 8.3 shall prohibit an Approved Sell Down Transaction.

8.4   BUYER'S UNDERTAKINGS

The Buyer undertakes to the State that it will, on and from the Completion
Date:

(a) ensure that the Company pays, in a timely manner, all superannuation contributions imposed on the Company by the trustee (acting on the advice of the actuary) of the Company's Fund; and

(b) promptly notify the State in writing of any variations to the agreements, arrangements and understandings set out in annexure B.

8.5   BUYER'S INDEMNITIES

Without prejudice to clause 10, the Buyer indemnifies the Seller and the State against any liability or loss suffered or incurred by one or both of them which arises from (and any costs, charges or expenses incurred by one or both of them in connection with):

(a) any material breach of, or material default under, this agreement by the Buyer;

(b) any act or decision of the directors of the Company as contemplated by this agreement or failure to comply with section 205(10) of the Corporations Law; and

(c) any failure by the Company to discharge (as and when they fall due) all debts incurred by the Company on or before the Completion Date for which either of them may be or become liable under section 186 of the Corporations Law.

8.6   CROSS OWNERSHIP REGULATIONS

The State acknowledges that it is its present intention to ensure, by legislating or passing regulations, that the cross ownership provisions of the Electricity Act are modified to achieve the effect of the draft regulations set out in schedule 5 (including their extension to apply to trusts).

                              9.  EMPLOYEE EQUITY

The Buyer undertakes to the State that if, at any time, the Company, the Buyer or the Asset Buyer (or any other company/trust which is controlled by the Buyer or the Asset Buyer which owns or conducts the Business or any substantial part of the assets used to conduct any part of the Business) is listed on the Australian Stock Exchange Limited, it will ensure that as part of that listing, employees of the Business will be given an opportunity to invest in the relevant company or trust.

                           10.  SELLER'S WARRANTIES

10.1  GIVING OF WARRANTIES

The Seller gives the Seller's Warranties in favour of the Buyer as at the date of this agreement.

10.2  RELIANCE

The Buyer has entered into this agreement in reliance on the Seller's Warranties and other terms of this agreement and nothing else.

10.3  ACKNOWLEDGMENT

The Buyer acknowledges and agrees that:

(a) on the basis that the Disclosures have, to the knowledge and belief of the State, been made in good faith and that the State has no knowledge that the information therein is misleading or deceptive (but acknowledging that the State is under no obligation to make any enquiries to verify that state of knowledge) any statement, representation, term, warranty, condition, promise or undertaking made, given or agreed to by the Seller, the State, a representative of the Company or an Adviser in any prior negotiation, arrangement, understanding or agreement, has no effect except to the extent expressly set out or incorporated by reference in this agreement;

(b) it has entered into this agreement after satisfactory inspection and investigation, and with a knowledge of the affairs of the Company by a review of the Disclosures and other information available to it, including in meetings with management of the Company arranged by the Advisers, and including in connection with the Buyer's due diligence investigations on any other electricity distribution companies sold or to be sold by the Seller;

(c) the energy levy payable by the Company under the pool rules as modified by any Energy Levy Order is an integral part of the regulatory framework under which the Company carries on the Business, and accepts that the Company must, to carry on that Business, pay the energy levy. Accordingly, the Buyer will not, and will ensure that the Company does not, challenge the appropriateness, amount or basis of such levies at the rates set by, or pursuant to, any law as at the date of this agreement;

(d) no representation or warranty is made by the Seller or the State (nor has the Seller or the State any liability whatsoever to the Buyer) in relation to:

      (1) the principles to be applied by the Office of the Regulator-General or its successor(s) or other Governmental Agencies with respect to the regulation of the Victorian electricity industry and in particular matters affecting prices and charges;

      (2) the regulation of the Victorian electricity industry (including any act or omission by the Office of the Regulator-General, Victorian Power Exchange, the Pool Consultative Committee or Chief Electrical Inspector) and other industries in Victoria (and the relationship of such other industry regulation to the regulation of the Victorian electricity industry);

      (3) the status of relations between the Company and its employees, including in respect of any enterprise bargaining agreement or draft thereof, contained within the Data Room Documentation;

      (4) the future cost of wholesale electricity to, and its impact on, the Company, including as to the existence and terms of vesting contracts entered into by the Company on or about 31 March 1995 and contained in the Data Room Documentation;

      (5) the value of the Shares or the value ascribed by the Electricity Act and Allocation Statement to each asset acquired by the Company (in particular the Plant and Equipment and Intellectual Property), for the purposes of depreciation, capital gains or otherwise; or

      (6)   the giving of the Financial Assistance by the Company;

(e) it has made its own enquiries about the structure and ambit of the development of a "national" electricity market involving some or all of the eastern States of Australia and the ACT and the impact such a market and market rules would (or would be likely to) have on the profitability or otherwise of the Business or any part thereof; and

(f) no "land" for the purposes of section 32 of the Sale of Land Act 1962 is being sold under the Asset Sale Agreement.

In this clause 10.3, a reference to the knowledge and belief or opinion of the State or the Seller shall be limited to and constituted by the knowledge and belief or opinion obtained or formed by the State or the Seller (as the case may be) after due enquiry of Peter Troughton and Sally Farrier.

10.4  REMEDIES

The sole remedy of the Buyer for breach of any Seller Warranty is to damages in accordance with this clause 10, and in no event is the Buyer to be entitled to rescind this agreement.

10.5  ABILITY TO CLAIM

The Buyer is precluded from bringing a claim for breach of any Seller Warranty, to the extent:

(a)   that the claim is based on any fact, matter or circumstance:

      (1)   set out in the Disclosures;

      (2)   (i)   peculiar to the electricity industry; and

            (ii) within the actual knowledge of the Guarantor or which ought to have been known by the Guarantor or the Buyer, having regard to its knowledge (and the knowledge of its advisers) of the electricity industry and having regard to its opportunities to make enquiries of the State and the Company; or

      (3) which, before the date of this agreement, had been communicated in writing to the Buyer or the Guarantor;

(b) that the claim is attributable to action taken (or not taken as the case may be) by the Seller or the Company on or after the date of this agreement (including, without limitation, all actions taken by the Company on Completion as contemplated by this agreement), after consultation with, and receipt of no objection within a reasonable period from, the Buyer;

(c) of the provision made in the Draft Balance Sheet for the fact, matter or circumstance on which the claim is based;

(d) to which the claim is recoverable (or would have been recoverable under insurance if notified to the Seller or the insurers in a timely manner after the date of this agreement);

(e) that (except in the case of a claim relating to sales tax) the claim is based on any risk (actual or potential), fact, matter or circumstance peculiar to the electricity industry which was generally known in relation to the Victorian electricity industry before the Completion Date;

(f) of any change after the Completion Date in any applicable federal law which has retrospective effect;

(g) that either the Buyer or the Company has failed to comply with the procedures set out in clause 11, so that the Seller is effectively unable to assume or conduct (or is materially prejudiced in so assuming or conducting) any defence or other action contemplated by that clause;

(h) (in the case of a claim relating to sales tax paid or payable by the Company in respect of the period before Completion) to which the Buyer or the Company is entitled to compensation from the Commonwealth of Australia or the State of Victoria; or

(i) that the claim is based on any forecasts, projections or representations as to the future revenue or profits in respect of the Company or the Business given by or on behalf of the Seller, the State, representatives of the Company or the Advisers.

10.6  LIMITATION ON CLAIMS

The Buyer's right to claim under the Seller's Warranties is limited as follows:

(a) the Buyer must give written notice to the State of the general nature of the claim as soon as is reasonable after it becomes aware of the facts, matters or circumstances on which the claim is based (and where the claim is recoverable under insurance the time limits imposed by the relevant insurer shall be taken into account in determining what is reasonable) and in any event within twelve months after the Completion Date;

(b) in the case of a single claim, where the amount claimed exceeds $1 million provided that no claim may be brought by the Buyer unless and until the aggregate of all such claims exceeds $3 million (and then only to the extent of the excess); and

(c) the maximum aggregate amount which the Buyer may recover from the Seller in respect of all claims is $40 million.

10.7  QUANTIFICATION OF CLAIMS

The quantum of any liability the Seller has to the Buyer under the Seller's Warranties and otherwise under this agreement shall be determined solely by reference to the direct financial impact on the Company which results from the facts, matters or circumstances on which the claim is based, not being as Warranted.

10.8  ESTIMATED STATE EQUIVALENT TAX

The State Equivalent Tax imposed on the Company with respect to the period commencing on and from 1 July 1995 and ending on 28 February 1996 is estimated to be as follows:

(a) in respect of profit (before State Equivalent Tax) on sale of the Plant and Equipment and Intellectual Property by the Company: $136,684,000;

(b) in respect of operating profit (before State Equivalent Tax) earnt by the Company in the months of:

      .     1 July - 30 November 1995     $Nil

      .     December 1995                 $Nil

      .     January 1996                  $Nil

      .     February 1996                 $Nil,

(in aggregate the "Estimated State Equivalent Tax"). The Buyer shall procure the Company does not challenge the basis of the amounts specified above.

The Buyer shall procure that the Company lodges a return in respect of the State Equivalent Tax payable by the Company for the above periods within 60 days after the Completion Date. The Company must prepare the return consistently with past practice and, in particular, consistent with binding tax rulings and instructions of the Treasurer. Any necessary adjustment of the actual State Equivalent Tax payable by the Company shall be made as part of the Purchase Price calculation.

                             11.  CLAIMS PROCEDURE

11.1  CLAIMS PROCEDURE

On receipt of a notice under clause 10.6(a) which involves a Third Party Claim, the State shall assume the defence of the claim unless the claim is covered by insurance, in which event the defence will be conducted by the insurer's lawyers. The Buyer shall have the right, at its own cost, to employ separate lawyers or other advisers in any such action or claim and, subject to the consent of the relevant insurance company, to participate in the defence. The Buyer agrees that:

(a) it shall not, and shall ensure the Company does not, pay or settle any claim in respect of which an indemnity may be claimed under this clause 11 or make any admission in respect of any claim in respect of which an indemnity may be claimed under this clause 11 without the prior written consent of the State;

(b) it shall procure that the Company executes such forms and documents and also makes such personnel and documents available to the State as the State may reasonably require to enable the State to assume, defend or take such other action in respect of any such Third Party Claim (including without limitation the lodgment of an objection to the assessment or decision by the Commissioner of Taxation relating to Tax within the time required by the relevant applicable law); and

(c) it must promptly notify the State of receipt by it or the Company of any advice, correspondence or other communication with the third party (or its advisers) which relates to the Third Party Claim.

In this clause "THIRD PARTY CLAIM" means any liability of the Company to a third party which arises out of or results from claims asserted against the Company by a third party, and in respect of which the Seller or the State may be liable to the Buyer under this agreement.

                        12.  ACTION PENDING COMPLETION

12.1  CARRYING ON OF BUSINESS

(a) Before Completion the Seller and the State will ensure that, except as expressly contemplated by this agreement, the Company carries on the Business (including payment of its debts as and when they fall due) in the ordinary and normal course so as to preserve the value of the assets, financial and trading position of the Business.

(b) The Seller and the State must also ensure that before Completion unless the Buyer consents (or fails to object) in accordance with clause 12.2 or as otherwise contemplated by this agreement:

      (1) the Company does not enter into any contractual commitment requiring the Company to pay more than $100,000 (or commitments with a particular person where the aggregate value of those commitments is more than $100,000) or a commitment for a period more than 5 years from the Completion Date, except as otherwise disclosed in the Disclosures, commitments to Victorian Power Exchange made in the ordinary course of business and the Company's program of bushfire mitigation;

      (2) the Company does not issue any shares, options or securities which are convertible into shares in the Company;

      (3) the Company does not dispose of, or agree to dispose of or grant an option to purchase, any material asset of the Company or the Business, or any interest in such asset except pursuant to the Asset Sale Agreement;

      (4) the Company does not engage any new employee with an annual remuneration package in excess of $100,000, (and, except in the ordinary course of business) terminate any of the Employees, change the terms of employment (including remuneration) of any of the Employees, or pay or provide any bonus to any Employee;

      (5) the Company manages the working capital requirements and any liabilities of the Company in the ordinary course of business (with both the Seller and the Buyer having the right to have their respective representatives observe management in carrying out such activities);

      (6) the Company obtains the authorisation of the Buyer to any expenditure or payment in excess of $100,000;

      (7) the Company does not incur any indebtedness, except under the TCV Loan or with TCV in the ordinary course of business;

      (8) the Company does not declare or pay any dividend or make any distribution of profits or capital;

      (9) the Company does not mortgage, pledge or encumber any of its assets, except as a result of operation of law;

      (10) the Company does not, except in the ordinary course of business, dispose of, or agree to dispose of any assets; and

      (11) the Company does not acquire any assets outside the ordinary course of business or acquire any Equity Securities.

12.2  BUYER'S REPRESENTATIVE

(a) The Buyer must nominate a person ("Buyer's Representative") who has authority to act on behalf of the Buyer in relation to any queries, consents or approvals required under this agreement. The Buyer's Representative shall be Peter Vines.

(b) If the Buyer's Representative does not consent or object to the entry into of a particular contract or conduct of the type described in clause 12.1(b) within 5 Business Days of being notified of the Company's intention to enter into that contract or implement that conduct, the Buyer shall be deemed to have consented to the entry into of that contract or implementation of that course of conduct.

12.3  ACCESS

Before the Completion Date the Seller and the State must use reasonable endeavours to:

(a) ensure that the Buyer, and any person authorised by the Buyer, is given all reasonable access during normal business hours to the assets, properties, books of account, records and documents of the Company;

(b) provide the Buyer with copies of all documents listed in the Data Room Index dated 8 November 1995, excluding copies of documents already provided as listed in schedule 2;

(c) promptly provide the Buyer with all explanations and information it requests in respect of the Company or the Business;

(d) ensure that the Buyer, and any person authorised by the Buyer is given reasonable access to senior management of the Company; and

(e)   provide an office for personnel of Buyer at the Company's headquarters.

                              13.  ANNOUNCEMENTS

13.1  LEGAL REQUIREMENTS

The Buyer may not (and must procure that the Asset Buyer does not) disclose anything in respect of this agreement or the terms of sale of the Shares or Plant and Equipment and Intellectual Property except as required:

(a)   by applicable law; or

(b) by the requirements of any recognised stock exchange on which its shares or the shares of any related body corporate are listed,

but must consult with the State before making the disclosure; and the Buyer must

(c) use reasonable endeavours to accommodate reasonable requests by the State as to the form and content of the disclosure;

(d) claim and apply for, to the maximum extent possible, any exemptions or rights of confidentiality that may be afforded the Buyer or the Asset Buyer under such laws or requirements; and

(e) co-operate with the State's lawyers and, if reasonably required by the State or its lawyers, follow the directions of the State's lawyers in making any such claims or applications and in making submissions and approaches to relevant authorities in respect of the claims or applications referred to in (d).

13.2  DISCLOSURE TO OFFICERS AND PROFESSIONAL ADVISERS

A party may disclose anything in respect of this agreement or the terms of the sale of the Shares or Plant and Equipment and Intellectual Property to such of the officers and professional advisers of that party and its related bodies corporate as need to know that thing for the ordinary business purposes of the Company, the Buyer or the Asset Buyer but it must use its best endeavours to ensure all matters disclosed are kept confidential.

13.3  FURTHER PUBLICITY

Subject to clauses 13.1 and 13.2 the Buyer must not (and must procure that the Asset Buyer does not) disclose the provisions of this agreement, the Asset Sale Agreement or Asset Purchase Agreement, the terms on which the Shares are sold or the terms on which the Plant and Equipment and Intellectual Property are sold and repurchased unless the State has first consented in writing.

13.4  COMPANY'S COMPLIANCE WITH ELECTRICITY ACT

The Buyer, the Seller and the State each acknowledge that the Company is, while it is a public distribution company under the Electricity Act, under obligations to provide information to the Minister or the Treasurer under sections 35 and 36 of that Act.

               14.  JOINT COVENANTS, DUTIES, COSTS AND EXPENSES

14.1  GOVERNMENT NOTIFICATION, ETC

Promptly following the execution of this agreement, the parties will proceed to prepare and file with the appropriate governmental authorities any notices, requests for approval or waiver, if any, that are required from governmental authorities in connection with transactions contemplated hereby, and the parties shall diligently and expeditiously prosecute and co-operate fully in the prosecution of such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers.

14.2  BEST EFFORTS; NO INCONSISTENT ACTION

Each party will use its best efforts to effect the transaction contemplated by this agreement and to fulfil the conditions to the obligations of the parties set forth in this agreement. No party will take any action inconsistent with its obligations under this agreement or that could hinder or delay the consummation of the transactions contemplated by this agreement.

14.3  DUTY

The Buyer must pay:

(a) any Duty in respect of the execution, delivery and performance of this agreement and any document entered into or signed under this agreement; and

(b)   any fine, penalty or other cost in respect of a failure to pay any Duty.

14.4  COSTS AND EXPENSES

Subject to clause 14.3, each party must pay its own costs and expenses in respect of the negotiation, preparation, execution, delivery, stamping and registration of this agreement or other document described in clause 14.3(a).

14.5  COSTS OF PERFORMANCE

Any action to be taken by a party in performing its obligations under this agreement must be taken at its own cost and expense unless otherwise provided in this agreement.

                   15.  GUARANTOR'S GUARANTEE AND INDEMNITY

15.1  GUARANTEE

The Guarantor unconditionally and irrevocably guarantees to the Seller and the State the due and punctual performance of the Buyer's obligations under this agreement (including any indemnities given in favour of the Seller or the State).

15.2  INDEMNITY

As a separate and independent principal obligation, the Guarantor indemnifies the Seller and the State against all liabilities, losses, damages, costs or expenses incurred or suffered by the Seller or the State and all actions, proceedings, claims or demands made against the Seller or the State as a result of default by the Buyer in the performance of any such obligation or from any such express or implied obligations being unenforceable.

15.3  EXTENT OF GUARANTEE AND INDEMNITY

(a)   This clause 15 applies:

      (1) to the present and future obligations of the Buyer under this agreement; and

      (2)   to this agreement, as amended, supplemented, renewed or replaced.

(b) The obligations of the Guarantor under this clause 15 extend to any change in the obligations of the Buyer as a result of:

      (1) any amendment, supplement, renewal or replacement of this agreement; or

      (2)   the occurrence of any other thing.

(c) This clause 15 is not affected, nor are the obligations of the Guarantor under this agreement released or discharged or otherwise affected, by anything which, but for this provision, might have that effect.

(d)   This clause 15.3 applies:

      (1) regardless of whether the Guarantor is aware of, or has consented to, or is given notice of, any amendment, supplement, renewal or replacement of any agreement to which the Seller, the State, the Buyer are a party or the occurrence of any other thing; and

      (2)   irrespective of any rule of law or equity to the contrary.

15.4  AVOIDANCE OF PAYMENTS

(a) If any payment, conveyance, transfer or other transaction relating to or affecting any obligation of the Buyer under this agreement is:

      (1)   void, voidable or unenforceable in whole or in part; or

      (2) is claimed to be void, voidable or unenforceable and that claim is upheld, conceded or compromised in whole or in part,

      the liability of the Guarantor under this clause 15 and any Power is the same as if:

      (3) that payment, transaction, conveyance or transfer (or the void, voidable or unenforceable part of it); and

      (4) any release, settlement or discharge made in reliance on any thing referred to in clause 15.4(a)(3),

      had not been made and the Guarantor must immediately take all action and sign all documents necessary or required by the Seller or the State to restore to the Seller and the State the benefit of this clause 15 and any Security Interest held by the Seller or the State immediately before the payment, conveyance, transfer or transaction.

(b) Clause 15.4(a) applies whether or not the Seller or the State knew, or ought to have known of, anything referred to in that clause.

15.5  CONTINUING GUARANTEE AND INDEMNITY

This is a continuing obligation of the Guarantor, despite:

(a)   any settlement of account; or

(b)   the occurrence of any other thing,

and remains in full force and effect until:

(c)   the obligations of the Buyer under this agreement have been performed;
      and

(d)   this clause 15 has been finally discharged by the Buyer.

15.6  WARRANTIES OF THE GUARANTOR

The Guarantor represents and warrants that:

(a) it has the corporate power to enter into this guarantee and indemnity and has taken all necessary action to authorise the execution, delivery and performance of this agreement;

(b) this guarantee and indemnity constitutes a legally valid and binding obligation of the guarantor enforceable in accordance with its terms; and

(c) the execution, delivery and performance of this guarantee and indemnity will not violate any provision of:

      (1) any law or regulation or any order or decree of any Governmental Agency of the Commonwealth of Australia or any state or territory;

      (2) the memorandum or articles of association of the Guarantor or equivalent constituent documents; and

      (3) any security agreement, deed, contract, undertaking or other instrument to which the Guarantor is a party or which is binding on it and does not and will not result in the creation or imposition of any security over any of its assets pursuant to the provision of any such security agreement, deed, contract, undertaking or other instrument.

                     16.  STATE'S GUARANTEE AND INDEMNITY

16.1  GUARANTEE

The State, pursuant to section 85B of the State Electricity Commission Act 1958, unconditionally and irrevocably guarantees to the Buyer the due and punctual performance of the Seller's obligations under this agreement (including any indemnities given in favour of the Buyer).

16.2  INDEMNITY

As a separate and independent principal obligation, the State indemnifies the Buyer against all liabilities, losses, damages, costs or expenses incurred or suffered by the Buyer and all actions, proceedings, claims or demands made against the Buyer as a result of default by the Seller in the performance of any such obligation or from any such express or implied obligations being unenforceable.

16.3  EXTENT OF GUARANTEE AND INDEMNITY

(a)   This clause 16 applies:

      (1) to the present and future obligations of the Seller under this agreement; and

      (2)   to this agreement, as amended, supplemented, renewed or replaced.

(b) The obligations of the State under this clause 16 extend to any change in the obligations of the Seller as a result of:

      (1) any amendment, supplement, renewal or replacement of this agreement; or

      (2)   the occurrence of any other thing.

(c) This clause 16 is not affected, nor are the obligations of the State under this agreement released or discharged or otherwise affected, by anything which, but for this provision, might have that effect.

(d)   This clause 16.3 applies:

      (1) regardless of whether the State is aware of, or has consented to, or is given notice of, any amendment, supplement, renewal or replacement of any agreement to which the Buyer and the Seller are a party or the occurrence of any other thing; and

      (2)   irrespective of any rule of law or equity to the contrary.

(e) The indemnity in clause 16.2 does not apply to the giving of the Financial Assistance nor the resolutions to be passed by the Seller and the directors of the Company as contemplated by this agreement.

16.4  AVOIDANCE OF PAYMENTS

(a) If any payment, conveyance, transfer or other transaction relating to or affecting any obligation of the Seller under this agreement is:

      (1)   void, voidable or unenforceable in whole or in part; or

      (2) is claimed to be void, voidable or unenforceable and that claim is upheld, conceded or compromised in whole or in part,

      the liability of the State under this clause 16 and any Power is the same as if:

      (3) that payment, transaction, conveyance or transfer (or the void, voidable or unenforceable part of it); and

      (4) any release, settlement or discharge made in reliance on any thing referred to in clause 16.4(a)(3),

      had not been made and the State must immediately take all action and sign all documents necessary or required by the Buyer to restore to the Buyer the benefit of this clause 16 and any Security Interest held by the Buyer immediately before the payment, conveyance, transfer or transaction.

(b) Clause 16.4(a) applies whether or not the Seller knew, or ought to have known of, anything referred to in that clause.

16.5  CONTINUING GUARANTEE AND INDEMNITY

This is a continuing obligation of the State, despite:

(a)   any settlement of account; or

(b)   the occurrence of any other thing,

and remains in full force and effect until:

(c)   the obligations of the Seller under this agreement have been performed;
      and

(d)   this clause 16 has been finally discharged by the Buyer.

16.6  WARRANTIES OF THE STATE

The State represents and warrants that this guarantee and indemnity constitutes a legally valid and binding obligation of the guarantor enforceable in accordance with its terms.

                                 17.  NOTICES

17.1  GENERAL

Any notice or other communication including, but not limited to, any request, demand, consent or approval, to or by a party to this agreement:

(a)   must be in legible writing and in English addressed as shown:

      (1)   if to the Seller:       The Administrator,

            Address: State Electricity Commission of Victoria, Level 5, 452 Flinders Street
                                    Melbourne  3000

            Attention:              Mr G Brooke

            Facsimile:              (03) 9679 4747;

      (2)   if to the State:        The Treasurer

            Address:                Office of the Treasurer
                                    Level 4, 1 Treasury Place
                                    East Melbourne 3002

            Attention:              Mr John Perham

            Facsimile:              (03) 9651 6487;

      (3)   if to the Buyer:        Pacificorp Australia Holdings Pty Limited
                                    C/- Phillips Fox

            Address:                Level 50, 120 Collins Street
                                    Melbourne  3000

            Attention:              Peter Vines/Judith Earls

            Facsimile:              (03) 9274 5111; and

      (4)   if to the Guarantor:    Pacificorp Holdings, Inc.

            Address:                700 NE Multnomah
                                    1600 POP
                                    Portland, Oregon
                                    United States of America

            Attention:              Daniel L Spalding/Bruce Williams

            Facsimile:              (503) 731 2136

            or as specified to the sender by any party by notice;

(b) where the sender is a company, must be signed by an Officer or under the common seal of the sender;

(c)   is regarded as being given by the sender and received by the addressee:

      (1)   if by delivery in person, when delivered to the addressee; or

      (2) if by facsimile transmission, when transmitted legibly to the addressee,

      but if the delivery or receipt is on a day which is not a Business Day or is after 4.00 pm (addressee's time) it is regarded as received at
      9.00 am on the following Business Day; and

(d) can be relied upon by the addressee and the addressee is not liable to any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.

17.2  LEGIBILITY OF FACSIMILE TRANSMISSION

A facsimile transmission is regarded as legible unless the addressee telephones the sender within 2 hours after the transmission is received or regarded as received under clause 17.1(c)(2) and informs the sender that it is not legible.

                           18.  ON-GOING OBLIGATIONS

18.1  CONTINUED ACCESS

The Buyer acknowledges that the State has continuing reporting obligations under:

(a) the uniform budget presentation standards and Australian loan council standards, as agreed from time to time by the Premiers of various States within Australia; and

(b)   the Financial Management Act 1994 and the Audit Act 1994.

Accordingly, the Buyer must ensure that from Completion up until 31 December
1996:

(a) the State is granted full and free access at all reasonable times to those employees of the Company whose knowledge or information is needed by the State (together with all books, records and other data pertaining to the Company and which are referrable to the period on and before the Completion Date) to enable it to comply with these obligations;

(b) if, to comply with such reporting obligations, the Auditor-General or the Treasurer requires the Company to prepare any accounts or other financial information, the Company must either:

      (1) prepare such accounts or other financial information on a basis consistent with the accounting policies and practices applied by the Company in the June Accounts; or

      (2) prepare such accounts or other financial information on the basis of its then current accounting policies and practices, but with a reconciliation setting out the differences between its current accounting policies and practices and those which applied in the June accounts; and

(c) the Company at all times keeps the State promptly informed on all rulings received on asset valuations for depreciation purposes.

                                 19.  GENERAL

19.1  GOVERNING LAW AND JURISDICTION

(a) This agreement is governed by the laws of Victoria. Each party irrevocably submits to the exclusive jurisdiction of the courts of Victoria.

(b) Each party irrevocably waives any objection to the venue of any legal process on the basis that the process has been brought in an inconvenient forum.

19.2  WAIVERS

(a) Waiver of any right arising from a breach of this agreement or of any Power arising upon default under this agreement must be in writing and executed by the party granting the waiver.

(b)   A failure or delay in exercise, of:

      (1)   a right arising from a breach of this agreement; or

      (2)   a Power created or arising upon default under this agreement,

      does not result in a waiver of that right or Power.

(c) A party is not entitled to rely on a delay in the exercise or non-exercise of a right or Power arising from a breach of this agreement or on a default under this agreement as constituting a waiver of that right or Power.

(d) A party may not rely on any conduct of another party as a defence to exercise of a right or Power by that other party.

(e) This clause 19.2 may not itself be waived except in writing executed by the party granting the waiver.

19.3  VARIATION

A variation of any term of this agreement must be in writing and executed by the parties.

19.4  FURTHER ASSURANCES

Each party must do all things, and execute all further documents, necessary to give full effect to this agreement.

19.5  THIRD PARTY RIGHTS

No person (including, but not limited to, an Employee) other than a party to this agreement and those persons expressly referred to in paragraphs (r) and
(s) of clause 1.2 has or is intended to have any right, power or remedy or derives or is intended to derive any benefit under this agreement.

19.6  THIS AGREEMENT SUPERSEDES OTHERS

This agreement and the Asset Sale Agreement embody the entire agreement between the parties with respect to the subject matter of this agreement and supersede any prior negotiation, arrangement, understanding or agreement with respect to the subject matter or any term of this agreement.

EXECUTED by the parties as an agreement.

                                  SCHEDULE 1

                              SELLER'S WARRANTIES

                                  SCHEDULE 1

                              SELLER'S WARRANTIES

1.    TITLE

The Seller will at Completion be the beneficial owner of the Shares (which are free of all Security Interests and other third party interests or rights) with the legal ownership of the Shares held as follows:

the Seller:             one ordinary share;
Mr Graeme Greaves:      one ordinary share;
Mr John Drewett:        one ordinary share;
Mr Peter Coughlin:      one ordinary share; and
Mr Noel McMahen:        one ordinary share.

2.    CONSENTS

On Completion the Seller and Nominees will be able to sell and transfer the Shares without the consent of any other person and free of any pre-emptive rights or rights of first refusal.

3.    ISSUED CAPITAL

On Completion the Shares are all the issued Equity Securities in the capital of the Company.

4.    AUTHORISED CAPITAL

The authorised capital of the Company at the date of this agreement is $500,000,000 divided into 500,000,000 ordinary shares of $1.00 each.

5.    FULLY PAID

On Completion the Shares will be fully paid and no money will be owing in respect of them.

6.    ISSUE OF OTHER SECURITIES

The Company is not under any obligation to issue or allot, and has not granted any person the right to call for the issue or allotment of, any shares or other securities of the Company at any time.


7.    NO LEGAL IMPEDIMENT

Except for those matters relating to the giving of the Financial Assistance by the Company, the execution, delivery and performance by the Seller and the State of this agreement complies with:

(a) each law, regulation, Authorisation, ruling, judgment, order or decree of any Governmental Agency; and

(b)   any Security Interest or document which is binding on the Seller.

8.    AUTHORISATIONS

The Treasurer has the power to execute this agreement on behalf of the State, and, except for those matters relating to the giving of the Financial Assistance by the Company, the Seller has taken all necessary action to authorise the execution, delivery and performance of this agreement in accordance with its terms.

                                  SCHEDULE 2

                                  DISCLOSURES

1.    All information which is available on public record.

2.    All information set out in the Information Memorandum dated August 1995.

3. All information set out in the documents listed in the table set out on the next two pages.

                               TABLE OF CONTENTS

1.    DEFINITIONS AND INTERPRETATION                                         2
1.1   Definitions                                                            2
1.2   Interpretation                                                         7

2.    SALE AND PURCHASE                                                      8
2.1   Sale of shares                                                         8
2.2   Treasurer's Approval                                                   8
2.3   Method of Payment                                                      8
2.4   Profit Entitlement                                                     9
2.5   Dividend Payment                                                       9
2.6   Section 205                                                            9

3.    DEPOSIT                                                                9
3.1   Payment                                                                9
3.2   Non-refund                                                             9
3.3   Notice of termination for breach                                      10
3.4   Automatic termination                                                 10
3.5   Remedies                                                              10

4.    PURCHASE PRICE AND PAYMENTS                                           10
4.1   Amount                                                                10
4.2   Payments                                                              11
4.3   Interest                                                              11

5.    COMPLETION                                                            12
5.1   Date for Completion                                                   12
5.2   Completion Date Actions                                               12
5.3   Delivery of documents                                                 12
5.4   First meeting                                                         13
5.5   Second meeting                                                        13
5.6   Buyer's obligations at Completion                                     13
5.7   Termination by lapse of time                                          14
5.8   Remedies                                                              15
5.9   Repayment of Loans                                                    15
5.10  Definitions                                                           16

6.    INTERDEPENDENCY                                                       16
6.1   Interdependency between agreements                                    16

7.    AUDITOR-GENERAL REVIEW                                                16
7.1   Audit by Auditor-General                                              16
7.2   Access to books                                                       17

8.    BUYER'S OBLIGATIONS                                                   17
8.1   Buyer's Warranties                                                    17
8.2   Certification                                                         18
8.3   Continued Holding                                                     18
8.4   Buyer's Undertakings                                                  18
8.5   Buyer's Indemnities                                                   19
8.6   Cross Ownership Regulations                                           19

9.    EMPLOYEE EQUITY                                                       19

10.   SELLER'S WARRANTIES                                                   19
10.1  Giving of Warranties                                                  19
10.2  Reliance                                                              19
10.3  Acknowledgment                                                        19
10.4  Remedies                                                              20
10.5  Ability to claim                                                      21
10.6  Limitation on claims                                                  22
10.7  Quantification of Claims                                              22
10.8  Estimated State Equivalent Tax                                        22

11.   CLAIMS PROCEDURE                                                      22
11.1  Claims procedure                                                      22

12.   ACTION PENDING COMPLETION                                             23
12.1  Carrying on of business                                               23
12.2  Buyer's Representative                                                24
12.3  Access                                                                24

13.   ANNOUNCEMENTS                                                         25
13.1  Legal requirements                                                    25
13.2  Disclosure to officers and professional advisers                      25
13.3  Further publicity                                                     25
13.4  Company's compliance with Electricity Act                             25

14.   JOINT COVENANTS, DUTIES, COSTS AND EXPENSES                           25
14.1  Government Notification, etc                                          25
14.2  Best Efforts; No Inconsistent Action                                  26
14.4  Costs and expenses                                                    26
14.5  Costs of performance                                                  26

15.   GUARANTOR'S GUARANTEE AND INDEMNITY                                   26
15.1  Guarantee                                                             26
15.2  Indemnity                                                             26
15.3  Extent of guarantee and indemnity                                     26
15.4  Avoidance of payments                                                 27
15.5  Continuing guarantee and indemnity                                    27
15.6  Warranties of the Guarantor                                           27

16.   STATE'S GUARANTEE AND INDEMNITY                                       28
16.1  Guarantee                                                             28
16.2  Indemnity                                                             28
16.3  Extent of guarantee and indemnity                                     28
16.4  Avoidance of payments                                                 29
16.5  Continuing guarantee and indemnity                                    29
16.6  Warranties of the State                                               29

17.   NOTICES                                                               29
17.1  General                                                               29
17.2  Legibility of facsimile transmission                                  30

18.   ON-GOING OBLIGATIONS                                                  31
18.1  Continued Access                                                      31

19.   GENERAL                                                               31
19.1  Governing law and jurisdiction                                        31
19.2  Waivers                                                               31
19.3  Variation                                                             32
19.4  Further assurances                                                    32
19.5  Third party rights                                                    32
19.6  This agreement supersedes others                                      32

                                   SCHEDULES

Schedule 1  Seller's Warranties
Schedule 2  Disclosures
Schedule 3  Zone Sub-Station Properties
Schedule 4  Buyer's Shareholding
Schedule 5  Cross Ownership Regulations

                                   ANNEXURES

Annexure A  June Accounts
Annexure B Agreements etc between Group Members/Shareholders in the Buyer Annexure C Draft Balance Sheet (as at 30 September 1995)
Annexure D  Sales Tax Agreement

                                  SCHEDULE 2

                                  DISCLOSURES

                                  SCHEDULE 3

                          ZONE SUB-STATION PROPERTIES





                                NOT APPLICABLE

                                  SCHEDULE 4

                             BUYER'S SHAREHOLDING




                         SEE STRUCTURE CHART ATTACHED

                                  SCHEDULE 5

                          CROSS OWNERSHIP REGULATIONS

THE COMMON SEAL of STATE                  )
ELECTRICITY COMMISSION OF                 )
VICTORIA was affixed to this              )
document in accordance with the State     )
Electricity Commission Act                )
in the presence of:                       )
                                                ..............................
 .........................................       Witness
Administrator
                                                ..............................
                                                Name (please print)
 .........................................
Name (please print)


SIGNED by THE HONOURABLE                  )
ALAN ROBERT STOCKDALE for                 )
and on behalf of the Crown in right of    )
the State of Victoria in the presence of: )
                                          )
 ......................................... )
Signature of witness                      )
                                          )
 ......................................... )
Name of witness (block letters)           )
                                          )
 ......................................... )     ..............................
Address of witness                        )     Signature of
                                          )     Alan Robert Stockdale
 ......................................... )
Occupation of witness                     )
                                          )


THE COMMON SEAL of                        )
PACIFICORP AUSTRALIA                      )
HOLDINGS PTY LTD (ACN 068 231             )
005) is affixed in accordance with its    )
articles of association in the presence   )
of:                                       )

 .........................................       ..............................
Signature of authorised person                  Signature of authorised person

 .........................................       ..............................
Office held                                     Office held

 .........................................       ..............................
Name of authorised person (block letters)       Name of authorised person
                                                (block letters)


SIGNED by Daniel L Spalding as            )
authorised representative for             )
PACIFICORP HOLDINGS, INC. in              )
the presence of:                          )


 .........................................       ..............................
Signature of witness                            Daniel L. Spalding

 .........................................
Occupation

 .........................................
Name of witness (block letters)

                                  ANNEXURE A

                                 JUNE ACCOUNTS

                                  ANNEXURE B

                         AGREEMENTS ETC BETWEEN GROUP
                       MEMBERS/SHAREHOLDERS IN THE BUYER




                                NOT APPLICABLE

                                  ANNEXURE C

                 DRAFT BALANCE SHEET (AS AT 30 SEPTEMBER 1995)

                                  ANNEXURE D

                              SALES TAX AGREEMENT